UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14C

                Information Statement Pursuant to Section 14 (C)
                     of the Securities Exchange Act of 1934

[x] Filed by the Registrant
[ ] Filed by a Party other than the Registrant

 Check the appropriate box:

[  ]     Preliminary Information Statement
[  ]     Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e) (2) )
[x]      Definitive Information Statement

                             URBANALIEN, CORPORATION
                (Name of Registrant as Specified in its Charter)
                             Commission File Number:

Payment of filing Fee (Check the appropriate box):

[x] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14C-5(g) and 0-11.
    Title of each class of securities to which transaction applies

    --------------------------------------------

Aggregate number of securities to which transaction applies: ___________Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

_____________________________________________________ Proposed maximum aggregate
value of transaction:            Total fee paid:

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[  ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: ______________________________

Form Schedule or Registration Statement No.: _____________ Filing Party:

___________________________________________________Date filed:


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                             Urbanalien, Corporation
                               5180 Orbitor Drive
                          Mississauga, Ontario L4W 5L9

                           NOTICE OF ACTIONS TAKEN BY
                           THE BOARD OF DIRECTORS AND
                           WRITTEN CONSENT OF MAJORITY
                                  SHAREHOLDERS

Dear Valued Shareholders:

This information statement is being provided to summarize corporation action taken over the past month by Urbanalien, Corporation (hereinafter referred to as "the Company") This action has been previously reported to the Securities and Exchange Commission and the public via EDGAR on 8K current report filed on October 20, 2004.

REVERSE SPLIT OF COMMON STOCK

On October 20, 2004, the Company effected a reverse split of its issued and outstanding Common Stock on a 1-for-17 basis. The Board of Directors unanimously approved this action, as did holders of the majority of the issued and outstanding shares of Common Stock.

In order to effect a reverse stock split, the Nevada Revised Statutes require that such action be approved by a corporation's Board of Directors and approved by a majority of the outstanding shares entitled to vote. The Nevada Revised Statutes also provide that any action which may be taken at a meeting of the shareholders may be taken without a meeting and without prior notice, if a written consent, setting forth the action so taken, is signed by the holders of a majority of the outstanding shares entitled to vote.

The reverse stock split did not affect any stock holder's proportionate equity interest in the Company, nor did it change any of the rights of the holders of the Common Stock. As a result of that reverse split, the Company reduced its issued and outstanding shares to 3,295,441. The Board felt it was advisable and in the best interest of the shareholders to make the Company more attractive to a potential business partner, and recommended that the Company take this action. It was the hope and intention of the Company to increase the shareholder's value, and to increase the marketability and liquidity of the Common Stock. Fractional shares were rounded upward. We did not issue new stock certificates.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

The following is a summary of the material federal income tax consequences of the reverse stock split. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations and proposed regulations, court decision and current administrative rulings and pronouncements of the Internal Revenue Service, all of which are subject to change, possibly with retroactive effect, and assumes that the newly issued common stock will be held as a "capital asset" (generally, property held for investment) as defined in the Code, Holders of the current common stock are advised to consult their own tax advisers regarding the Federal income consequences of the proposed reverse stock split in light of their personal circumstances and the consequences under, state, local and foreign tax laws.

1.   The reverse stock split will qualify as a recapitalization described in
     Section 368 (a) (1) (E) of the Code.

2. No gain or loss will be recognized by the Company in connection with the reserve stock split.

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3.   No gain or loss will be recognized by a shareholder who exchanges all of his shares of current common stock solely for share of post-reverse split common stock.

4. The aggregate basis of the shares of post-reverse split common stock to be received in the reverse stock split (including any whole share received in lieu of fractional shares) will be the same as the aggregate basis of the shares of current common stock surrendered in exchange therefore.

5. The holding period of the shares of post-reverse split common stock to be received in the reverse stock split (including any whole shares received in lieu of fractional shares) will include the holding period of the shares of current common stock surrendered in exchange therefore.


WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. This Information Statement is furnished only to inform our shareholders of the actions described above in accordance with Rule 14C-2 promulgated under the Securities Act of 1934. This Information Statement is being mailed to you on or about November 15, 2004.


By order of the Board of Directors,

/S/ PETER VERBEEK
-----------------
Peter Verbeek
President















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